UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐      Soliciting Material Pursuant to § 240.14A-12

FIRST BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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341 North Main Street
Troy, North Carolina 27371-0508
Telephone (910) 576-6171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 7, 2009

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover) on Thursday, May 7, 2009 at 3:00 p.m. local time, for the purpose of considering and acting on the following matters:

1.	A proposal to elect fifteen (15) nominees to the Board of Directors to serve until the 2010 annual meeting of shareholders, or until their successors are elected and qualified.

2.	A proposal to ratify the appointment of Elliott Davis, PLLC as the independent auditors of the Company for 2009.

3.	To approve, on a non-binding advisory basis, the Company’s named executive officer compensation.

4.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on March 13, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the meeting, your proxy will be returned to you upon request.  You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

Please note that the attached form of proxy includes a request from the Company to indicate whether or not you plan to attend the annual meeting.  For planning purposes, management of the Company would appreciate you filling in the appropriate box indicating whether or not you plan to attend the annual meeting. If you initially indicate that you are not planning to attend and later want to, or do not indicate one way or the other, you are still welcome and invited to attend the meeting.

The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting.  You are urged to study this information carefully.

Included in this package, in compliance with applicable regulations, is the Company’s 2008 Annual Report on Form 10-K, which includes the Company’s financial statements and other required disclosures.  Also included in the package is a 2008 Summary Annual Report, which includes a financial overview, the president’s letter, and other general information about the Company.

By Order of the Board of Directors

Anna G. Hollers
April 8, 2009	Secretary

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 7, 2009.

The Proxy Statement, 2008 Annual Report on Form 10-K and 2008 Summary Annual Report
are also available at www.cfpproxy.com/3958.

First Bancorp
341 North Main Street
Troy, North Carolina 27371-0508
Telephone (910) 576-6171

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the “Company”) by the Board of Directors in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, May 7, 2009 at 3:00 p.m. local time, at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover), and at any adjournment thereof.  Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 8, 2009.

The accompanying proxy is for use at the 2009 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy.  Most shareholders have a choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number.  Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available.  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 3:00 a.m. Eastern Daylight Time on May 7, 2009.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by (i) duly executing a proxy bearing a later date; (ii) executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) appearing at the meeting and notifying the secretary of the intention to vote in person.  Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement.  In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the annual meeting.  If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  Employees will not receive additional compensation for the solicitation of proxies.  The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Only shareholders of record as of the close of business on March 13, 2009 will be entitled to vote at the annual meeting or any adjournment thereof.  The number of outstanding shares of the Company’s common stock entitled to vote at the annual meeting is 16,617,846.  Shareholders are entitled to one vote for each share of the Company’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company knows of no person or group who beneficially owns more than five percent of the outstanding common stock of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

Section 3.02 of the Company’s bylaws provides that the number of directors on the Board of Directors of the Company will be not less than three nor more than 18, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected.  In accordance with the bylaws, the size of the board has been fixed by the Board of Directors at 15 members.

In the absence of any specifications to the contrary, proxies will be voted for the election of all 15 of the nominees listed in the table below by casting an equal number of votes for each such nominee.  If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees.  The board currently knows of no reason why any nominee listed below is likely to become unavailable.  The 15 nominees receiving a plurality of votes cast shall be elected.  This means that the 15 nominees with the most votes will be elected.  Only votes “FOR” a nominee will affect the outcome.

The Company’s articles of incorporation provide that, if cumulative voting applies, each shareholder is “entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.”  Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s articles of incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively.  If cumulative voting is properly invoked by a shareholder, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two days, nor more than seven days, as the chair shall determine, or of such other period of time as is unanimously agreed upon.  If cumulative voting applies, the proxyholders may, in their discretion, vote the shares to which such proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxyholders will cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner.  Nominations from shareholders must be made in accordance with the Company’s bylaws, which generally require such nominations to be made in writing and not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements.

A copy of the bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina  27371-0508, Attention:  Anna G. Hollers, Secretary.

The Company’s bylaws state that no individual may be elected to, or may serve, on the Board of Directors any time after his or her 72nd birthday, except that if a director is elected to the Board of Directors prior to his or her 72nd birthday and reaches the age of 72 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire.  The bylaws allow the Board of Directors to make exceptions to this limitation in connection with mergers or acquisitions.  The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth certain information as of December 31, 2008, with respect to the 15 nominees for election to the Board of Directors and the executive officers of the Company (all of these persons may be contacted at Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371).  The 15 nominees are all current directors.  All of the nominees have served on the Board of Directors since the 2008 Annual Meeting.  Each nominee has indicated a willingness to serve if elected.  The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees
Jerry L. Ocheltree (49)	President & CEO (D) (N)	13,586	(2)	3,000	16,586	*
Jack D. Briggs (69)	(D) (N)	111,818	(3)	16,750	128,568	*
R. Walton Brown (56)	Exec. Vice President (D) (N)	27,853	(4)	15,000	42,853	*
David L. Burns (70)	(D) (N)	79,583	(5)	13,500	93,083	*
John F. Burns (61)	Exec. Vice President (D) (N)	75,521	(6)	3,167	78,688	*
Mary Clara Capel (50)	(D) (N)	2,912		9,000	11,912	*
James C. Crawford, III (52)	(D) (N)	57,629	(7)	2,250	59,879	*
James G. Hudson, Jr. (69)	(D) (N)	77,609	(8)	2,250	79,859	*
George R. Perkins, Jr. (69)	(D) (N)	484,883		22,500	507,383	3.05%
Thomas F. Phillips (63)	(D) (N)	71,403	(9)	18,000	89,403	*
Frederick L. Taylor II (39)	(D) (N)	13,692		9,000	22,692	*
Virginia C. Thomasson (57)	(D) (N)	13,065		18,000	31,065	*
Goldie H. Wallace (62)	(D) (N)	147,297		22,500	169,797	1.02%
A. Jordan Washburn (72)	(D)	40,189		15,750	55,939	*
Dennis A. Wicker (56)	(D) (N)	5,946		18,000	23,946	*
John C. Willis (66)	(D) (N)	457,873	(10)	22,500	480,373	2.89%

Non-Director Executive Officers
Anna G. Hollers (58)	Executive Vice President, Chief Operating Officer and Secretary	101,378	(11)	9,001	110,379	*

Teresa C. Nixon (51)	Executive Vice President & Chief Lending Officer of First Bank	37,981	(12)	22,500	60,481	*

David G. Grigg (58)	President of Montgomery Data Services, Inc.	49,113	(13)	8,808	57,921	*

Eric P. Credle (40)	Executive Vice President & Chief Financial Officer	11,517	(14)	18,000	29,517	*

Timothy S. Maples (48)	Senior Vice President and Investment Officer	28,323	(15)	—	28,323	*

Lee C. McLaurin (46)	Senior Vice President & Controller	9,975	(16)	9,000	18,975	*

Directors/Nominees and Non-Director Executive Officers as a Group (22 persons)		1,919,146	(17)	278,476	2,197,622	13.23%

*  Indicates beneficial ownership of less than 1%.

_____________________
Notes to Table of Directors, Nominees and Executive Officers:

(1)
Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual.  The “Number of Shares Owned” in the table above includes executive officers’ reported shares in the 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed.

(2)	Includes 7,240 shares held in the Company’s 401(k) defined contribution plan.

(3)	Includes 1,495 shares held as custodian for his daughter, 498 shares held as a custodian for his granddaughter, 68,737 shares held jointly with his spouse, and 2,299 shares held by his spouse.

(4)	Includes 2,545 shares held in the Company’s 401(k) defined contribution plan.

(5)	Includes 46,833 shares held by Mr. Burns’ business interests.

(6)	Includes 5,354 shares held in the Company’s 401(k) defined contribution plan.

(7)	Includes 6,325 shares held by his spouse and 4,600 shares held jointly with his children.

(8)	Includes 2,789 shares held by his spouse.

(9)	Includes 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.

(10)	Includes 258,591 shares held by his spouse.

(11)	Includes 20,897 shares held in the Company’s 401(k) defined contribution plan and 13,075 shares held by her spouse.

(12)	Includes 16,412 shares held in the Company’s 401(k) defined contribution plan, 2,914 shares held by Ms. Nixon’s business interests, and 37 shares held in trust for a minor.

(13)	Includes 311 shares held jointly with his daughters, 156 shares held jointly with his son and 13,219 shares held in the Company’s 401(k) defined contribution plan.

(14)	Includes 4,666 shares held in the Company’s 401(k) defined contribution plan.

(15)	Includes 4,071 shares held in the Company’s 401(k) defined contribution plan.

(16)	Includes 5,745 shares held in the Company’s 401(k) defined contribution plan.

(17)
The number of shares held by directors, nominees, and non-director executive officers includes 181,412 shares of the Company’s stock that have been pledged as collateral by these persons for loans received from the Company and other financial institutions, as follows:  Mr. Brown – 25,158 shares; Mr. Hudson – 7,939 shares; Mr. Phillips – 27,326 shares; Ms. Wallace – 97,516 shares; Ms. Hollers – 5,331 shares; Ms. Nixon – 11,292 shares; and Mr. Credle – 6,850 shares.

________________________

Directors and Nominees

Jerry L. Ocheltree was named as the President and Chief Executive Officer of the Company as of January 1, 2007.  He was named as the President of First Bank, the Company’s banking subsidiary, in September 2005, a position he still holds.  Mr. Ocheltree joined First Bank in 1998, serving as a Senior Vice President – Regional Executive until his election as President.  Mr. Ocheltree has been a director of the Company since 2006 and First Bank since 2005.

Jack D. Briggs is a funeral director and retail furniture merchant and is president and owner of J. Briggs, Inc., Davidson Funeral Home, Inc., Carter Funeral Home, Inc., and Mountain View of Denton, Inc. and secretary of Piedmont Funeral Home.  Mr. Briggs has been in the funeral director business since 1970.  Mr. Briggs has been a director of the Company since its formation in 1983 and a director of First Bank since 1976.

R. Walton Brown was the chairman of the Board of Directors, President, and Chief Executive Officer of Carolina Community Bancshares, Inc., a bank holding company headquartered in Latta, South Carolina, from its inception in 1995 until its acquisition by the Company in January 2003.  He served as the president of Carolina Community Bank, the bank subsidiary of Carolina Community Bancshares, and its predecessors from 1979 until January 2003, and now serves as Executive Vice President of the Company and First Bank.  Mr. Brown has been a director of the Company and First Bank since 2003.

David L. Burns is the chairman of the Board of Directors.  Since 1983, Mr. Burns has served as president of Z. V. Pate, Inc., a Laurel Hill-based holding company for agricultural, timber, restaurants and retail sales.  Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

John F. Burns served as a director and President and Chief Executive Officer of First Savings Bancorp, Inc. when First Savings merged with the Company in 2000, having been employed by First Savings since 1972.  Since 2000, he has served as a director of the Company and First Bank and has been employed as an Executive Vice President of the Company and First Bank.

Mary Clara Capel is a member of senior management as the director of administration at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, North Carolina, where she has been employed since 1981, including seven years in her current position.  Ms. Capel has been a director of the Company and First Bank since 2005.

James C. Crawford, III served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, South Carolina, from 1992 until its acquisition by the Company in April 2008.  Mr. Crawford is the retired Chairman and Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain.  Mr. Crawford has been a director of the Company and First Bank since 2008.

James G. Hudson, Jr. served as a director and President and Chief Executive Officer of Century Bancorp, Inc., a bank holding company headquartered in Thomasville, North Carolina, at the time of its acquisition by the Company in 2001, having been employed with Century Bancorp since 1972.  Mr. Hudson has served as a director of the Company and First Bank since 2001.  He was employed as an Executive Vice President of First Bank from 2001 until his retirement in May 2008.

George R. Perkins, Jr. is President and Chief Executive Officer of Frontier Spinning Mills, Inc., a yarn manufacturer located in Sanford, North Carolina, and has served in such capacity since 1996.  Mr. Perkins has been a director of the Company and First Bank since 1996.

Thomas F. Phillips is an automobile dealer and owner of Phillips Ford, located in Carthage, North Carolina.  He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000.  Mr. Phillips has served as a director of the Company and First Bank since 2000.

Frederick L. Taylor II is President of Troy Lumber Company, located in Troy, North Carolina, where he has been employed since 1992.  Mr. Taylor has been a director of the Company and First Bank since 2005.

Virginia C. Thomasson is a Certified Public Accountant with the firm Holden, Thomasson, & Longfellow, P.C., located in Southern Pines, North Carolina, where she has been a partner since 1988.  She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000.  Ms. Thomasson  has served as a director of the Company and First Bank since 2000.

Goldie H. Wallace is a private investor in the Company and other business interests.  Ms. Wallace has been a director of the Company and First Bank since 1997.

A. Jordan Washburn was a sales representative for Morrisette Paper Company located in High Point, North Carolina until his retirement in 2001.  Mr. Washburn has been a director of the Company since 1995 and a director of First Bank since 1994.  Mr. Washburn is retiring as a director at the 2009 Annual Meeting of Shareholders as required in accordance with the age limitations set forth in the Company’s bylaws.

Dennis A. Wicker is a shareholder and a member of the Executive Committee of the law firm SZD Wicker, LPA in Raleigh, North Carolina.  Mr. Wicker served as Lieutenant Governor of North Carolina from 1993 to 2001 and was a partner in the law firm Helms Mulliss & Wicker, LLP from 2001 to March 2008.  Mr. Wicker is a member of the board of directors of Coca-Cola Bottling Company Consolidated and Air T, Inc.  Mr. Wicker has been a director of the Company and First Bank since 2001.

John C. Willis is a private investor in restaurant and real estate interests.  Mr. Willis has been a director of the Company since its formation in 1983 and a director of First Bank since 1980.

Executive Officers

In addition to Mr. Brown, Mr. J. Burns, and Mr. Ocheltree, the executive officers of the Company and First Bank are as follows:

Anna G. Hollers is Chief Operating Officer, Executive Vice President, and Secretary of the Company and First Bank.  Ms. Hollers has served as Secretary of the Company and First Bank since 1983, as Executive Vice President of the Company and First Bank since 1994, and was named Chief Operating Officer in 2005.  She has been employed by the Company since its formation in 1983 and by First Bank since 1972.

Teresa C. Nixon is Chief Lending Officer and an Executive Vice President.  She has served in these same or similar capacities since joining First Bank in 1989.

David G. Grigg has served as President of Montgomery Data Services, Inc., a nonbank subsidiary of the Company, since its formation in 1984.  He was employed by First Bank from 1972 until 1984.

Eric P. Credle is an Executive Vice President and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

Timothy S. Maples is a Senior Vice President and Assistant Secretary of the Company and First Bank and Investment Officer of First Bank.  He has served in his capacity as Senior Vice President of the Company and First Bank and Investment Officer of First Bank since joining the Company in 2000.  He has served as Assistant Secretary of the Company and First Bank since 2005.

Lee C. McLaurin is a Senior Vice President and has served as the Controller of the Company and First Bank since joining the Company in 1987.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  In addition, the Board of Directors may establish other committees from time to time for specific purposes.  The following table presents the 2009 membership of the committees that are described below.  The chair of each committee is noted with a “(c)”.  Following the table is additional information regarding each committee.

	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jack D. Briggs	X	X	X
R. Walton Brown
David L. Burns	X	X	X	X
John F. Burns
Mary Clara Capel	X	X	X	X
James C. Crawford			X	X
James G. Hudson, Jr.
Jerry L. Ocheltree	X
George R. Perkins, Jr.	X
Thomas F. Phillips	X (c)	X	X (c)	X (c)
Frederick L. Taylor II	X	X	X	X
Virginia C. Thomasson	X	X (c)	X	X
Goldie H. Wallace		X
A. Jordan Washburn
Dennis A. Wicker	X		X	X
John C. Willis	X	X	X	X

Executive Committee

The Executive Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except those duties and authorities exclusively reserved to the Board of Directors by the Company’s bylaws or by statute.  The Executive Committee held 12 meetings during 2008.

 Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors.  The Audit Committee also reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls.  The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board of Directors.  All of the current members of the Audit Committee are independent, as defined by Nasdaq Stock Market (“NASDAQ”) and the Securities Exchange Act.  The Audit Committee held 12 meetings during 2008.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.  The Audit Committee reviews and ratifies its charter on an annual basis.  The Audit Committee charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Corporate Governance.”

Compensation Committee

The Compensation Committee operates under a charter that has been approved by the Board of Directors.  The Compensation Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations - Corporate Governance.”  Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers.  The Compensation Committee also administers the Company’s equity compensation plans.  The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees.  Each of the current members of this committee are independent under the rules and regulations of NASDAQ.  The Compensation Committee held six meetings during 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for i) identifying qualified individuals to become Board members, ii) determining the composition of the Board and its committees, and iii) developing and implementing the Company’s corporate governance guidelines.  The Nominating and Corporate Governance Committee will consider shareholder nominees for Board membership.  Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above.  The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors.  The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Corporate Governance.”  Each of the current members of this committee are independent as defined by NASDAQ rules.  The Nominating and Corporate Governance Committee held one meeting during 2008.

Attendance

The Board of Directors held 16 meetings during 2008.  In 2008, all of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees described above on which they served during the period they were directors and members of such committees, except for Ms. Wallace who attended 11 of 16 board meetings and 7 of 12 audit committee meetings.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the board and management with those of the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors and employees.  Highlights of the Company’s corporate governance policies, practices and procedures are described below.

Director Independence

The Board of Directors believes that a substantial majority of the board should consist of directors who are independent under rules set forth by NASDAQ.  The Board of Directors makes an annual determination regarding the independence of each of the Company’s directors.  The Board last made these determinations for each member of the board in February 2009, based on the review of director questionnaires designed to elicit information regarding independence.  The Board has determined that 11 of its 16 current directors are independent as contemplated by NASDAQ.  The five individuals who are not independent are Mr. Brown, Mr. J. Burns, Mr. Hudson, Mr. Ocheltree, and Mr. Washburn.  Mr. Brown, Mr. J. Burns and Mr. Ocheltree are not independent because they are current employees of the Company.  Mr. Hudson is not independent because he was employed by the Company until May 2008.  Mr. Washburn is not considered independent under NASDAQ criteria as a result of a transaction between the Company and his son that occurred in 2006.

Annual Director Re-Election

Since the Company’s inception, its bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting.  The Board of Directors believes that this policy makes it easier for shareholders to hold directors more directly accountable for corporate performance compared to the staggered-board structure in use at many public companies, which permits directors to hold their positions for several years.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer.  Although not required by the Company’s bylaws, the Board of Directors has historically believed, and continues to believe, that this objective is facilitated by having an independent director serve as Chairman, thereby separating the offices of Chairman of the Board of Directors and Chief Executive Officer.  The Chairman of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present.  At these meetings, the independent directors discuss strategic or other key issues regarding the Company.  Two of these executive sessions were held in 2008.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the individuals for nomination as members of the Board.  The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes.  In addition to requiring that each director possess the highest integrity and character, the Nominating and Corporate Governance Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the Company’s geographic market area, independence as defined by the various regulatory authorities, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates.  The Nominating and Corporate Governance Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters.  When the Nominating and Corporate Governance Committee is considering current Board members for nomination for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above.  In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past.  The Nominating and Corporate Governance Committee will consider recommendations by Company shareholders of qualified director candidates for possible nomination to the Board.  Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 341 North Main Street, Troy, North Carolina 27371.  Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate.  The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders.  The provisions include the condition that shareholders comply with the advance notice time-frame requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Company’s Board of Directors has adopted a common stock ownership policy for members of the Board.  This policy requires that any candidate for the Board must either own, or commit to acquire, common stock of the Company with a monetary value of at least $50,000.  Once the $50,000 ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below $50,000.  The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interest with those of the shareholders.

Mandatory Retirement

The Company’s bylaws state that no individual may be elected to, or may serve, on the Board of Directors any time after his or her 72nd birthday, except that if a director is elected to the Board prior to his or her 72nd birthday and reaches the age of 72 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire.  The bylaws allow for the Board to make exceptions to this limitation in connection with mergers or acquisitions.  The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and the shareholders and other interested parties.  Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors
PO Box 417
Troy, North Carolina   27371

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee
PO Box 417
Troy, North Carolina   27371

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Company’s annual meeting of shareholders.  Except for Mr. Perkins and Ms. Thomasson, all members of the 2008 Board attended the Company’s 2008 annual meeting of shareholders.

Cumulative Voting

The Company’s bylaws provide for the availability of “cumulative voting” in the election of directors.  Under cumulative voting, each shareholder calculates the number of votes available to such shareholder by multiplying the number of votes to which his or her shares are normally entitled by the number of directors for whom the shareholder is entitled to vote.  The shareholder can then cast the sum for a single candidate or can distribute it in any manner among any number of candidates.  For example, if 15 directors are to be elected, a shareholder who owns 1,000 shares will have 15,000 votes.  This shareholder can cast all of these votes for one candidate, or 1,000 for 15 candidates, or 3,000 for each of five candidates, or any other mathematically possible combination.

The purpose of cumulative voting is to preserve the right of minority shareholders, or a group of shareholders acting together, to obtain representation on the Board of Directors that is roughly proportional to their ownership interest in the corporation.  The Company’s Board of Directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful factionalism on the board.

Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s articles of incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively.  See the third paragraph under “Proposal 1- Election of Directors” above for additional information regarding cumulative voting.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to the Company’s directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Conduct.  The Code of Conduct is available is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Corporate Governance.”

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors.  The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the 15 nominees as directors.  Unless indicated to the contrary, proxies will be voted “FOR” the 15 nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2008.  We refer to these five persons throughout as the “named executive officers” (NEOs).  Our discussion focuses on compensation and practices relating to 2008, our most recently completed fiscal year.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements

In October 2008, President George Bush signed into law the Emergency Economic Stabilization Act (EESA) which gave the United States Treasury Department (Treasury) the authority to develop programs to stabilize U.S. financial institutions.  Pursuant to this authority, the Treasury developed the Troubled Asset Relief Program (TARP), which includes the Capital Purchase Program (CPP).  We entered into a Securities Purchase Agreement on January 9, 2009 with the Treasury under the CPP, which provides that during the period that the Treasury holds equity or debt securities of our company, the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers will be subject to the following:

•	a “clawback” of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;
•
a limitation on the value of the payments and benefits to which the executive would otherwise be entitled upon an involuntary termination of employment of 2.99 times the executive's average annual taxable compensation for the five years prior to the involuntary termination; and

•
a waiver of incentive compensation pursuant to arrangements that are determined by our Compensation Committee to encourage our senior executives to take unnecessary and excessive risks that threaten the value of our company.

Additionally, due to our participation in the CPP, the amount of compensation expense that we are able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000 for each covered individual, and we are unable to deduct compensation under the performance-based compensation exception of Section 162(m).  Accordingly, the maximum deduction that we can take for compensation attributable to the services of our senior executives during the period the Treasury holds equity or debt securities of the Company is $500,000 per senior executive.

 Participation in the CPP also requires that the Compensation Committee, in conjunction with the Company’s senior risk officers, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve unnecessary and excessive risk taking.  As such, the Compensation Committee and the our senior officers responsible for risk management have met along with the Company’s external legal counsel to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for our senior executive officers.   Within this framework, a variety of topics were discussed, including:

•
the parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	the other controls that we have established (other than reviews of our compensation practices) that limit undesirable risk taking; and
•	our general business goals and concerns, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing incentive compensation arrangements for our senior executive officers do not create an incentive for our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution.

Effect of the American Recovery and Reinvestment Act of 2009

The Compensation Committee’s analysis discussed above was prepared based upon the various rules, regulations and laws applicable prior to February 17, 2009, the date the American Recovery and Reinvestment Act of 2009 (Stimulus Act) was enacted.  The Stimulus Act contains expansive new restrictions on executive compensation for financial institutions participating in the CPP, including the Company, and directs the Treasury to adopt rules implementing such restrictions.  These new legislative and regulatory restrictions may impact the executive compensation decisions made by the Compensation Committee going forward until we are no longer subject to such restrictions.

Among other things, the Stimulus Act requires every company participating in the CPP to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement (commonly known as a “say on pay” vote).  The Stimulus Act directs the SEC to adopt regulations within one year to implement say on pay.  We have included a say on pay resolution as Proposal 3 in this proxy statement.

Structure and Role of the Compensation Committee

The Compensation Committee of our Board of Directors consists entirely of independent directors.  It operates under a written charter that the board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the performance of our chief executive officer, or CEO;
•	recommending the compensation of our CEO to the board;
•	reviewing and approving the CEO’s recommendations about the compensation of our other executive officers;
•	recommending to the board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the board of directors;
•	recommending to the board any discretionary 401(k) contributions; and
•	approving any equity compensation grants.

The Committee does not give the CEO any explicit parameters in recommending base salary adjustments for the other executive officers.  Instead, the committee expects the CEO to use reasonable judgment, based on his years of experience in the banking industry, his review of peer data, his subjective observations of the current business environment and the officers’ performance.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

The committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial service companies.

Because the committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives.  In these engagements, the outside consultant typically compares our compensation practices and compensation levels to those of a peer group of similarly situated financial service companies.  The consultant then provides the committee with analysis and recommendations.

In 2006, the committee engaged Clark Consulting, a nationally recognized compensation expert, to provide analysis and recommendations regarding 2007 compensation for our NEOs.  In October 2006, Clark Consulting presented the committee with its findings, which it based on a study of 2005 proxy data (the most recent data then available).

The Clark Consulting analysis compared the compensation of our NEOs to a representative sample of 21 publicly traded financial institutions located in the Southeast based on asset size and performance.  This peer group consisted of the following companies:

• Ameris Bancorp	• Greene County Bancshares, Inc.
• Bank of Granite Corporation	• Pinnacle Financial Services Corp.
• Capital Bank Corporation	• SCBT Financial Corporation
• Capital City Bank Group, Inc.	• Security Bank Corporation
• City Holding Company	• Southern Community Financial Corp.
• First Charter Corporation	• TowneBank
• First Community Bancshares, Inc.	• Union Bankshares Corporation
• FNB Corporation	• Virginia Financial Group, Inc.
• FNB Financial Services Corp.	• WesBanco, Inc.
• FNB United	• Yadkin Valley Financial Corp.
• GB&T Bancshares, Inc.

Composition of Direct Compensation

We provide a mix of pay elements to compensate our NEOs.  Of this mix, the largest two elements are generally those that comprise annual direct compensation - base salary and annual incentive bonus (direct compensation, as we define it, excludes equity grants).

For 2008, the committee designed our Annual Incentive Plan to provide our NEOs with the opportunity to earn an annual cash bonus of 25% to 50% of their base salary if we achieved targeted levels of financial performance, with the opportunity for each officer to earn up to twice the target percentage if certain goals were met.  The committee and the board believe that a meaningful, but not overwhelming, amount of each NEO’s annual direct compensation should be tied to achieving corporate performance targets.  The committee believes this structure reflects a proper balance of direct compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive for achieving annual targets that drive our corporate performance.

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary
•	Annual cash incentives
•	Equity grants
•	Benefits
•	Post-termination compensation

The following sections briefly describe each of these components.

1.	Base Salary

We pay each officer a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention.  The committee intends that our NEOs’ base salaries will provide them with a competitive baseline level of compensation based on their individual experience, performance and scope of responsibility.  An important aspect of base salary is the ability of the committee, the board and the CEO (in the case of other officers’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an officer’s base salary.  For example, awards under our annual bonus plan, the Annual Incentive Plan, are denominated as a percentage of base salary.

For our NEOs, we target base salaries to be at or near the market averages, based on our most recent peer group market data.  For 2007, we set salaries to be at or near the market averages of the peer study discussed above.  In 2008, we reviewed a published survey of North Carolina banks that projected 2008 salaries to increase approximately 4%.  Accordingly, the committee increased the base salaries of our NEOs, except for our chief financial officer, by 4%.  The chief financial officer’s base salary was increased by 6%.  We believed this increase was warranted based on our review of the Clark Consulting analysis discussed above to bring his base salary closer to that of the peer average.

In 2008, the Compensation Committee engaged Grant Thornton, a nationally recognized compensation expert, to provide analysis and recommendations regarding 2009 compensation for our NEOs.  In November 2008, Grant Thornton presented the committee with its findings, which it based on a study of 2007 proxy data (the most recent data then available).

The Grant Thornton analysis compared the compensation of our NEOs to a representative sample of 18 publicly traded financial institutions located primarily in the Southeast based principally on asset size.  This peer group consisted of the following companies:

• Ameris Bancorp	• Pinnacle Financial Partners, Inc.
• Carter Bank & Trust	• Republic Bancorp
• COBIZ Financial	• SCBT Financial Corporation
• Fidelity Southern Corporation	• Seacoast Banking Corp. of Florida
• First Community Bancshares, Inc.	• Simmons First
• FNB United Corp.	• Southwest Bancorp, Inc.
• Gateway Financial Holdings	• StellarOne Corporation
• NewBridge Bancorp	• TowneBank
• Old Second Bancorp	• Virginia Commerce Bancorp, Inc.

Based on our review of the Grant Thornton analysis, we concluded that each of our NEOs had salaries that were at or near the market averages, except for our CEO, whose salary was lower than the market average.  Accordingly, in November 2008, we increased our CEO’s salary from $340,000 in 2008 to $390,000 for 2009, which we believed was at or near the market average.  We increased the salaries of each of our other NEOs by approximately 2%-5% for 2009.

Subsequent to the November 2008 Compensation Committee meeting in which the 2009 salaries were established, economic conditions continued to worsen, with the banking industry being especially hard hit.  The committee met in January 2009 and again in February 2009, and based on the economic environment and the challenges facing the banking industry, including our company, the Compensation Committee decided to rescind the 2009 salary increases effective March 1, 2009.  Accordingly, for March through December 2009, the base salary rate for each of our NEOs is the same as it was for 2008.

2.	Annual Cash Incentive

2008 Incentive Bonus

We have an annual incentive bonus plan under which we pay cash bonuses each January based on corporate performance in the preceding fiscal year.  The plan uses multiple performance measures to determine the amount of each participant’s annual bonus.  The board assigns a weight to each performance measure, with the sum of the weights equal to 100%.  The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure.  The board also sets threshold, target and maximum performance levels for each measure.  If we do not achieve the threshold performance level, participants earn no bonus for that measure.  Participants earn 50% of their target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 200% if we achieve the maximum level. Bonuses are directly proportional to performance between any of these set points.  Thus, an officer’s bonus amount could range from 0% to 200% of the officer’s target bonus percentage.

The committee recommended to the board that the 2008 performance goals for the NEOs be earnings per share, core deposit growth (excluding time deposits), and the ratio of noninterest expense to average assets.  The committee recommended that each of the performance goals be equally weighted at 33.3%.  The board approved these recommendations.  We selected these performance measures because we believe that the attainment of goals related to these factors would be beneficial to shareholders in both the short-term and the long-term.  Earnings per share is a direct profitability measure.  We believe that growth in our core deposits is important to fund the future growth of the company.  The noninterest expense to average asset ratio encourages minimization of noninterest expenses in relation to the asset base.  The specific targets set for each performance measurement for 2008 and the degree to which they were attained is discussed on page 25.

The committee recommended to the board the following target bonuses for the NEOs, and the board approved the recommendation.  In order to determine each officer’s bonus, the percentage listed below is multiplied by the officer’s base salary, which is then multiplied by the sum of the performance percentages earned that are described above.

Named Executive Officer	Target Bonus Percentage
Jerry L. Ocheltree	50%
Anna G. Hollers	40%
Teresa C. Nixon	40%
Eric P. Credle	40%
John F. Burns	25%

As detailed below in the section titled “Grants of Plan-Based Awards,” our actual results for 2008 were slightly below the target for earnings per share and core deposit growth.  For the ratio of noninterest expense to average assets, actual results were between the target and the maximum.  The sum of the performance percentages earned was 92.63%, and, accordingly, that percentage was multiplied by the product of each NEO’s salary times his or her target bonus percentage to determine the annual bonus for each officer.

Changes to the Plan for 2009

The committee recommended to the board that the 2009 performance goals for the NEOs be the same as they were for 2008 and that they be given the same weight.  At meetings the Compensation Committee held in January and February 2009, based on the economic environment and the challenges facing the banking industry, including our company, the Compensation Committee decided the target bonus percentages for each of our officers, including each of our NEOs, should be reduced by 20% in 2009.  Accordingly, the following table shows the 2009 target bonus percentage for each NEO:

Named Executive Officer	Target Bonus Percentage
Jerry L. Ocheltree	40%
Anna G. Hollers	32%
Teresa C. Nixon	32%
Eric P. Credle	32%
John F. Burns	20%

Based on the restrictions imposed by the Stimulus Act discussed above and by anticipated regulations to be issued by the Treasury, we may be prohibited from paying any cash bonus to our senior executive officers during the period in which the Treasury holds our debt and equity securities issued as part of the CPP.  We do not anticipate repaying the Treasury within the next year, and therefore it is possible that we will pay no cash bonuses to our senior executive officers for 2009 performance.

3.	Equity Grants

In 2007, based upon recommendations made by Clark Consulting, the board recommended and our shareholders approved a new equity plan – the “First Bancorp 2007 Equity Plan.”  This plan allows us to structure incentive awards using various types of equity-based compensation, including performance units, restricted stock, stock options, and stock appreciation rights.  We did not make any grants under this plan in 2007 to employees of the company.

In 2008, the committee made an equity grant to 19 senior officers, including each of our NEOs, comprised of stock options and performance units.  Each performance unit represents the right to acquire one share of First Bancorp common stock upon satisfaction of the vesting conditions.  This grant has both performance conditions (earnings per share, or EPS, targets) and service conditions that must be met in order to vest as described in detail below.  The number of stock options and performance units granted was based on the Clark Consulting study that recommended that the officers have the opportunity to earn equity awards with an aggregate value based on a certain percentage of their salary.  In making these grants, we believed it would benefit us by enhancing our ability to retain executives and linking equity awards to performance.

The following table represents the target bonus percentage for each of our NEOs and represents the percentage of their salary eligible to be earned in equity awards over a three-year measurement period, with one-third of the percentage below eligible to be earned on an annual basis at the targeted level of measurement.

Named Executive Officer	Three-Year Target Bonus Percentage
Jerry L. Ocheltree	75%
Anna G. Hollers	45%
Teresa C. Nixon	45%
Eric P. Credle	45%
John F. Burns	30%

Like the incentive compensation plan, the equity plan awards were structured such that the officer would earn 50% of his or her target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 200% if we achieve the maximum level.  The NEOs were granted a mix of options and performance units such that half of the value of the grant was comprised of stock options and the other half of the grant was performance units.  We believed that this mix was beneficial because each of those equity types has its own advantages and disadvantages.

The value of the stock options was estimated using the Black-Scholes option pricing model and were determined to have a value of $5.12 per option on the date of grant, whereas the performance units were valued at $16.53 per unit, the stock price of First Bancorp common stock on the date of the grant.

The vesting of these awards is subject to both (1) our achievement of specific goals for earnings per share during the three annual performance periods ending on each of December 31, 2008, 2009 and 2010, and (2) in general, the executive’s continued employment for a period of two years beyond the annual performance period.  The EPS goals were set based on the Company’s strategic plan that was established in 2006.

As discussed in the narrative to the table under the section “Grants of Plan-Based Awards” below, the Company did not achieve the threshold level of EPS for 2008.  Therefore one-third of the 2008 grant has been permanently forfeited.

4.	Benefits

We provide a competitive benefits program for our NEOs.  We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Supplemental Executive Retirement Plan	X	X
Perquisites	X	X
401(k) Plan	X	X	X
Defined Benefit Pension Plan	X	X	X
Health Insurance	X	X	X
Life Insurance	X	X	X
Disability Insurance	X	X	X

Supplemental Executive Retirement Plan

We sponsor a supplemental executive retirement plan, or SERP, for the benefit of certain members of our senior management, including each of the NEOs.  The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan.  The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation.  The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design.  At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives.  The committee believes these reasons are still valid.

Perquisites

We provide only very limited perquisites.  During 2008, the only perquisites provided to any of the NEOs were as follows:

•	We paid country club dues amounting to $7,463 on behalf of Mr. Ocheltree. Mr. Ocheltree used the country club exclusively for business purposes.
•	We paid club dues amounting to $900 on behalf of Ms. Nixon. Ms Nixon used the club exclusively for business purposes.
•	We paid civic club dues amounting to $580 on behalf of Mr. Credle and $378 on behalf of Mr. J. Burns.

5.      Post-Termination Compensation

Accelerated Vesting

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our company.  We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

We have three-year, automatically renewing employment agreements with each of the NEOs.  Each of these agreements provides for the payment of certain severance benefits to the officer upon termination of employment in certain circumstances, including following a change in the control of our company.  For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.”  Each agreement also contains non-competition and confidentiality covenants that protect our company if the officer leaves.

The objectives of the employment agreements are as follows:

•	The multi-year term helps us attract and retain talented executive officers.
•	The non-competition covenant protects us by preventing an officer from leaving our company and immediately joining a competitor, which would likely result in the officer taking business away from us.
•
The confidentiality covenant protects us by preventing an officer from disclosing trade secrets or confidential information regarding our company or our customers for two years after the officer leaves his or her employment with the company.

•
The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The committee and the board believe the amount of the severance benefits potentially payable to each named executive officer under these agreements is reasonable and consistent with industry standards.

As noted above, recent legislation affecting companies such as ours that participated in the CPP place restrictions on severance or post-termination payments.  Final guidance and regulations under these statutes are likely to restrict our ability to make certain post-termination payments during any period when the Treasury holds our securities issued under the CPP.

The above discussion described the five primary components of our executive compensation program.  The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option.  We do not “back-date” stock option grants.  We do not have a policy or practice of making stock option grants during periods in which there is material non-public information about our company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.  At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some executive officers.  We are currently evaluating whether the $500,000 limit on tax deductible compensation resulting from our participation in the CPP will have any impact on the Company.

Share Ownership Guidelines for Named Executive Officers

We do not require our NEOs to own any minimum amount of our common stock.  We may consider a minimum stock ownership policy in the future, but the committee does not currently believe that such a policy is necessary.  We believe that the way we compensate our NEOs aligns their interest sufficiently with that of the shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of First Bancorp has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in First Bancorp’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

The Compensation Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements between First Bancorp and its senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of First Bancorp.

Submitted by the Compensation Committee of First Bancorp’s board of directors.

Jack D. Briggs	Frederick L. Taylor II
David L. Burns	Virginia C. Thomasson
Mary Clara Capel	Dennis A. Wicker
James C. Crawford	John C. Willis
Thomas F. Phillips – Chairman

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compens- ation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)	(i)	(j)
Jerry L. Ocheltree	2008	340,000	—	157,471	106,500	41,457	645,428
President and Chief	2007	312,700	—	206,617	81,500	42,871	643,688
Executive Officer	2006	260,000	91,000	—	25,900	42,728	419,628

Anna G. Hollers	2008	265,356	—	98,320	153,600	26,951	544,227
Executive Vice President,	2007	255,150	—	134,872	138,800	32,878	561,700
Chief Operating Officer and	2006	243,000	68,000	—	127,200	25,757	463,957
Secretary

Teresa C. Nixon	2008	245,676	—	91,028	78,100	14,493	429,297
Executive Vice President &	2007	236,225	—	124,869	58,900	18,923	438,917
Chief Lending Officer	2006	224,976	63,000	—	57,400	12,687	358,063

Eric P. Credle	2008	214,000	—	79,291	25,700	12,787	331,778
Executive Vice President	2007	200,000	—	105,720	20,800	16,133	342,653
and Chief Financial Officer	2006	190,000	53,200	—	11,000	11,703	265,903

John F. Burns	2008	207,027	—	47,942	86,800	31,243	373,012
Executive Vice President	2007	200,997	—	66,404	88,200	33,937	389,538
	2006	192,342	33,660	—	59,700	29,753	315,455

______________________

Notes:
(1)	Effective January 1, 2007, Mr. Ocheltree became our President and CEO.

(2)
In 2006, we did not meet the original threshold earnings per share goal necessary to pay bonuses under our annual incentive bonus plan.  However, the compensation committee adjusted the formula in late 2006, and we met the revised threshold goal.  Because of the discretionary nature of the adjustment, we reflect the bonuses we paid to our NEOs under this plan for 2006 in column (d), the “Bonus” column, rather than as “Non-Equity Incentive Plan Compensation” in column (g).

(3)	The amounts in this column reflect the annual change in the total actuarial net present value of the officers’ accrued benefits under our pension plan and SERP.

(4)  The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Director/ Committee Fees ($)	Club/Civic Dues ($)	Moving Expenses ($)	Total ($)

Jerry L. Ocheltree	2008	11,184	22,810	7,463	—	41,457
	2007	19,621	23,250	—	—	42,871
	2006	12,800	18,900	3,903	7,125	42,728

Anna G. Hollers	2008	11,751	15,200	—	—	26,951
	2007	17,428	15,450	—	—	32,878
	2006	11,057	14,700	—	—	25,757

Teresa C. Nixon	2008	11,873	1,720	900	—	13,593
	2007	17,203	1,720	—	—	18,923
	2006	10,967	1,720	—	—	12,687

Eric P. Credle	2008	12,207	—	580	—	12,787
	2007	16,133	—	—	—	16,133
	2006	11,703	—	—	—	11,703

John F. Burns	2008	12,565	18,300	378	—	31,243
	2007	14,827	19,110	—	—	33,937
	2006	11,513	18,240	—	—	29,753

We have entered into employment agreements with 25 of our officers, including each of the NEOs.  Each agreement has a two- or three-year term that automatically extends for an additional year on each anniversary date of the agreement unless we or the officer gives written notice that the extension will not occur.  The term for each NEO is three years.

Each employment agreement guarantees the officer a minimum base salary.  Each agreement also guarantees that the officer will be eligible to participate in our SERP and stock option plan.

We may terminate any officer’s employment agreement “for cause” if we find that the officer:

•	demonstrated gross negligence or willful misconduct in performing his/her duties;
•	committed an act of dishonesty or moral turpitude; or
•	has been convicted of a felony or other serious crime.

Each agreement provides for post-termination benefits that we must pay in certain circumstances.  See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

Grants of Plan-Based Awards

The amounts shown in this table relate to:

•
Possible payouts for 2008 under our annual incentive bonus plan, which is called the Annual Incentive Plan.  Under this plan, we pay cash bonuses each January based on corporate performance in the preceding fiscal year.  The amount of possible payouts related to this plan are shown in columns (c), (d), and (e).

•
Possible payouts related to a grant under our 2007 Equity Plan.  Under the terms of this grant, our NEOs have the opportunity to earn stock options and shares of our common stock based on corporate performance and remaining an employee of the company.  Information related to these payouts are shown in columns (b), (f), (g), (h), (k) and (l).  See additional discussion below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	(l)

Jerry L. Ocheltree
Incentive bonus plan		85,000	170,000	340,000
Performance units	6/17/2008				3,857	7,713	15,426		254,992
Stock options	6/17/2008				12,451	24,902	49,805	16.53	255,002

Anna G. Hollers
Incentive bonus plan		53,071	106,142	212,285
Performance units	6/17/2008				1,806	3,612	7,224		119,413
Stock options	6/17/2008				5,831	11,661	23,322	16.53	119,409

Teresa C. Nixon
Incentive bonus plan		49,135	98,270	196,541
Performance units	6/17/2008				1,672	3,344	6,688		110,553
Stock options	6/17/2008				5,398	10,796	21,593	16.53	110,556

Eric P. Credle
Incentive bonus plan		42,800	85,600	171,200
Performance units	6/17/2008				1,456	2,913	5,826		96,304
Stock options	6/17/2008				4,702	9,404	18,809	16.53	96,302

John F. Burns
Incentive bonus plan		25,878	51,757	103,514
Performance units	6/17/2008				939	1,879	3,757		62,103
Stock options	6/17/2008				3,033	6,065	12,130	16.53	62,106

Annual Incentive Plan

The following table shows the thresholds, targets, and maximums for each goal under the Annual Incentive Plan, along with the actual results for 2008 and the performance percentages that resulted from the actual results.

Performance Goal	Threshold	Target	Maximum	Actual for 2008	Performance Percentage
Earnings per share - basic	$ 1.31	$ 1.46	$ 2.06	$ 1.38	24.11%
Core deposit growth	4%	8%	18%	6.21%	25.88%
Noninterest expense divided by average assets	2.86%	2.69%	2.20%	2.55%	42.64%
Total payout percentage					92.63%

Accordingly, the following table illustrates how each NEO’s incentive bonus for 2008 was calculated:

Named Executive Officer	(A) 2008 Salary ($)	(B) Target Bonus Percentage	(C) Performance Percentage	(A times B times C) Amount of Non- Equity Incentive Plan Compensation ($)
Jerry L. Ocheltree	340,000	50%	92.63%	157,471
Anna G. Hollers	265,356	40%	92.63%	98,320
Teresa C. Nixon	245,676	40%	92.63%	91,028
Eric P. Credle	214,000	40%	92.63%	79,291
John F. Burns	207,027	25%	92.63%	47,942

The bonus awards in the above table were paid to each officer in January 2009.

2007 Equity Plan Awards

On June 17, 2008, we granted each of our NEOs a mixture of stock options and performance units under our 2007 Equity Plan, with each performance unit equaling one share of our common stock upon vesting.  In general, up to one-third of the total number of stock options and performance units granted to each NEO will vest, if and to the extent that both (1) our EPS goals for the corresponding performance period have been met and (2) the NEO continues employment with us for a period of two years beyond the annual performance period.

We have established the following EPS goals based on goals we established at a strategic planning retreat in 2006:

	Threshold ($)	Target ($)	Maximum ($)
2008	1.53	1.70	1.87
2009	1.68	1.87	2.06
2010	1.85	2.06	2.27

Our actual EPS for 2008 was $1.38, and thus we did not achieve the threshold level of EPS for 2008.  Accordingly, one-third of the stock options and performance units granted  have been permanently forfeited.  Based on forecasted earnings for the next two years, we do not believe that any of the awards granted in June 2008 will vest.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2008.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(i)	(j)

Jerry L. Ocheltree	4/1/2004	3,000		21.70	4/1/2014
	6/17/2008 (1)		33,203	16.53	6/17/2018
	6/17/2008 (1)					10,284	188,711

Anna G. Hollers	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008 (1)		15,548	16.53	6/17/2018
	6/17/2008 (1)					4,816	88,374

Teresa C. Nixon	4/30/1999	7,500		11.56	4/30/2009
	7/25/2001	6,000		15.33	7/25/2011
	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008 (1)		14,396	16.53	6/17/2018
	6/17/2008 (1)					4,459	81,823

Eric P. Credle	7/25/2001	15,000		15.33	7/25/2011
	4/1/2004	3,001		21.70	4/1/2014
	6/17/2008 (1)		12,539	16.53	6/17/2018
	6/17/2008 (1)					3,884	71,271

John F. Burns	9/14/2000	3,167		9.75	9/14/2010
	6/17/2008 (1)		8,087	16.53	6/17/2018
	6/17/2008 (1)					2,608	47,857

_______________

Notes:
(1)
One-half of the unvested stock options and performance units are eligible to vest on December 31, 2011 if the Company attains EPS targets set for 2009.  The other half of the unvested stock options and performance units are eligible to vest on December 31, 2012 if the Company attains EPS targets set for 2010.  The applicable EPS goals are discussed on page 25.

Option Exercises and Stock Vested

This table provides information about stock option exercises by the NEOs in 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
(a)	(b)	(c)

Jerry L. Ocheltree	—	—

Anna G. Hollers	4,000	9,037

Teresa C. Nixon	—	—

Eric P. Credle	—	—

John F. Burns	2,500	17,775

Pension Benefits

The following table shows information about the NEOs’ accrued benefits under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
(a)	(b)	(c)	(d)

Jerry L. Ocheltree	Qualified Plan	11	112,000
	SERP	11	169,000

Anna G. Hollers	Qualified Plan	36	689,000
	SERP	20	425,000

Teresa C. Nixon	Qualified Plan	20	248,000
	SERP	20	226,000

Eric P. Credle	Qualified Plan	11	71,000
	SERP	11	21,000

John F. Burns	Qualified Plan	8	180,000
	SERP	8	189,000

(1)	The maximum number of years of credited service in the SERP is 20 years.

(2)
The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions:  The officer retires at age 65.  At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2008.  The lump sum is calculated using the 2008 Current Liability Combined Mortality Table and is discounted to December 31, 2008 using a rate of return of 5.75% per year.

Pension Plan

Our tax-qualified pension plan provides each participant, including each NEO, with an annual retirement benefit paid monthly in cash.  At normal retirement age of 65, this benefit is equal to the sum of:

(1)   0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and

(2)
0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment.  For purposes of this plan, “compensation” generally means base salary plus bonuses.  However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan.  The limit was $230,000 for 2008.

Each participant becomes fully vested in his or her plan benefits after five years of service.  Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service.  The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

SERP

Our SERP is for the benefit of our senior management, including the NEOs.  The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan.  The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years).  For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan.  The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control.  Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service.  The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP.  On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP.  None of the NEOs has received any extra years of credited service under either plan.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination.  Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.  In addition, the additional limitations on compensation included in the Stimulus Act will generally prohibit severance payments.  The Treasury has not yet adopted any standards to implement these provisions, but we will comply with any such standards when they are issued.  As a result, our severance practices may change from the plans and practices described below.

Employment Agreements

As noted above, we are party to employment agreements with 25 of our officers, including each of the NEOs.  Under each of these agreements, we have agreed to pay the officer’s base salary for the remainder of the agreement term if we terminate the officer other than for cause.  The agreement term for each of the NEOs is three years.

We have also agreed to continue paying each officer his or her base salary for the remainder of the term if the officer’s employment ends due to a long-term disability.  However, according to the agreement, we can deduct from this salary continuation any amount that he or she receives from our company-wide long-term disability plan.  Also, the officer must look for a job somewhere else, or we can stop paying him or her.  If the officer finds another job, we can deduct any amounts that he or she earns in the new job from our payments.

Each employment agreement also provides for severance to the officer if we or the officer terminates his/her employment within 12 months after a change in control (other than for cause or normal retirement).  The amount of the severance payment, which we would be required to pay in cash within 10 days after termination, is the lesser of:

•	a specified multiple, ranging from 1 to 2.9 (it is 2.9 for the NEOs), of the officer’s base salary as of the date of the change in control, and

•	2.99 multiplied by the officer’s “base amount” under Section 280G(b)(3) of the Internal Revenue Code.

In general, the number calculated according to the first formula will be the smaller number.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities.  In general, any change in control of our company triggers the change in control provisions of the employment agreements.  However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The agreements also state that any of the following events will be considered to be a “change in control”:

•	any person, entity or group becoming the beneficial owner, directly or indirectly, of 33% or more of any class of our voting stock;

•
during any period of two consecutive years, individuals who at the beginning of the period made up our board (we refer to these individuals as the “incumbent board”), or persons whose election was approved by at least three-quarters of the incumbent board, fail to make up at least a majority of the board; or

•	the sale of all or substantially all of our assets.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2008 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)

Jerry L. Ocheltree	Severance - Cash	—	708,333	470,833	954,670

Anna G. Hollers	Severance - Cash	—	696,560	397,310	769,532

Teresa C. Nixon	Severance - Cash	—	644,900	345,650	712,460

Eric P. Credle	Severance - Cash	—	561,750	262,500	620,600

John F. Burns	Severance - Cash	—	560,698	251,948	600,378

(1)	These amounts are equal to 1/12 of each officer’s base salary as of December 31, 2008 multiplied by the number of months remaining in his/her employment agreement term.

(2)
This column shows the amounts due under the terms of the officers’ employment agreements minus the amounts payable under the terms of our long-term disability plan (in which all full-time employees participate).

(3)
Except for Mr. Ocheltree, these amounts are equal to 2.9 multiplied by each officer’s annual base salary as of December 31, 2008.  Mr. Ocheltree’s amount is 2.99 multiplied by his “base amount” under Section 280G(b)(3) of the Internal Revenue Code because this calculation results in a lesser amount.

The employment agreements also contain non-competition and confidentiality covenants by the officers.  The non-competition covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our company, which we call the restricted period;

•	soliciting or recruiting any of our employees during the restricted period; and

•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

The restricted period is one year if we terminate the officer for cause or he or she terminates voluntarily.  If we terminate him or her other than for cause, the restricted period is the remainder of the agreement term.  The restricted territory for each officer is a 50-mile radius around his or her primary residence and/or work location.

The confidentiality covenants contained in each agreement prohibit the officer from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a period of two years after termination.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for Board members based primarily on consultation with an outside consultant, who assists the Board of Directors in evaluating whether its members are receiving fair compensation for the services they perform.  This evaluation is based primarily on a comparison to other financial service companies of a similar size.  The peer companies that were used in the most recent comparison were the same as those used during the evaluation of executive officer compensation described above.

Based on this evaluation, the Board set the following fees for 2008:

Monthly Retainer
•	Chairman of the Board of the Company - $900
•	Chairman of the Board of First Bank - $800
•	All other directors - $600

Meeting Fees
•	Audit Committee meetings - $350 per meeting
•	All other Board meetings, including meetings of the Company’s subsidiaries, and Board committee meetings - $250 per meeting

In January 2009, the Board increased the monthly retainer for the Audit Committee Chairman to $700 as a result of the higher demands of this position.

All directors of the Company are also directors of First Bank, the Company’s principal subsidiary.  Different combinations of nine directors of the Company currently serve on the boards of Montgomery Data Services, a subsidiary of the Company, and First Bank Insurance Services, a subsidiary of First Bank.  The boards of the Company, First Bank and Montgomery Data Services normally meet on a monthly basis, and the First Bank Insurance Services board normally meets on a quarterly basis.

Non-employee directors of the Company also participate in the Company’s equity plan.  In June 2008, each non-employee director of the Company received an option to acquire 2,250 shares of the Company’s common stock over a 10-year term at an exercise price equal to the fair market value of such stock on the date of grant.  The Board of Directors intends to make similar grants in June of each year to non-employee directors.

In addition to the compensation described above, the Company provides one of its directors, Mr. Washburn, with approximately 100 square feet of office space, which Mr. Washburn uses primarily in connection with his work with various charitable organizations.

In addition to the compensation they receive for service as directors, four Board members were also employees of the Company for part of or all of 2008.  The directors are Mr. Brown, Mr. J. Burns, Mr. Hudson and Mr. Ocheltree.  Compensation for Mr. Ocheltree and Mr. Burns is discussed above.  Mr. Brown has an employment agreement with the Company that is consistent with those employment agreements described above.  Mr. Hudson retired in May 2008.  Until his retirement, he had an employment agreement with the Company that was consistent with those described above, except that his contract was amended in 2005 to reduce the number of hours he was required to work each week from 40 hours to 20.  Mr. Hudson’s amended contract expired in May 2008.

The following table sets forth compensation we paid to our directors in 2008:

2008 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(d) (3)	(g)	(h)

Jack D. Briggs	25,720	10,440	—	36,160
R. Walton Brown (1)	22,430	—	218,352	240,782
David L. Burns	32,910	10,440	—	43,350
John F. Burns (2)	18,300	—	—	18,300
Mary Clara Capel	19,650	10,440	—	30,090
James C. Crawford III	10,570	10,440	—	21,010
James G. Hudson, Jr. (1)	16,110	—	45,281	61,391
Jerry L. Ocheltree (2)	22,810	—	—	22,810
George R. Perkins, Jr.	17,740	10,440	—	28,180
Thomas F. Phillips	31,050	10,440	—	41,490
Frederick L. Taylor II	21,800	10,440	—	32,240
Virginia C. Thomasson	23,650	10,440	—	34,090
Goldie H. Wallace	15,150	10,440	—	25,590
A. Jordan Washburn	19,110	10,440	—	29,550
Dennis A. Wicker	17,950	10,440	—	28,390
John C. Willis	25,550	10,440	—	35,990

(1) “All Other Compensation” includes the sum of the director's salary, bonus, 401(k) match, and club dues as an employee.
(2)   We report Mr. Ocheltree's and Mr. J. Burns' compensation as employees in the Summary Compensation Table  above.
(3)   On June 1, 2008, each non-employee director was granted 2,250 stock options with no vesting requirements.  The grant date fair value of each option was determined to be $4.64 using the Black-Scholes option pricing model.

The following table shows the number of stock options that each director held as of December 31, 2008:

2008 Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Jack D. Briggs	16,750
R. Walton Brown	15,000
David L. Burns	13,500
John F. Burns	3,167
Mary Clara Capel	9,000
James C. Crawford III	2,250
James G. Hudson, Jr.	2,250
Jerry L. Ocheltree	3,000
George R. Perkins, Jr.	22,500
Thomas F. Phillips	18,000
Frederick L. Taylor II	9,000
Virginia C. Thomasson	18,000
Goldie H. Wallace	22,500
A. Jordan Washburn	15,750
Dennis A. Wicker	18,000
John C. Willis	22,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2008 members of the Compensation Committee were Mr. Briggs, Mr. D. Burns-Chairman, Mr. Phillips, Ms. Thomasson, Mr. Wicker, and Mr. Willis.  None of these members has ever been an officer or employee of the Company.  In addition, except for Mr. Wicker, no member of the Compensation Committee had any relationships with the Company requiring disclosure under “Certain Transactions” below.  There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

In addition to the rules and regulations of the Securities and Exchange Commission, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank.  The Company has established processes for reviewing and approving extensions of credit and other related party transactions.  Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote.  The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

Certain of the directors, nominees, principal shareholders and officers (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business.  All loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.  At December 31, 2008, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons was approximately $6,170,000.  None of these loans are on nonaccrual status or are otherwise impaired.

During 2006, the Company approved the law firm of Helms, Mulliss & Wicker to provide legal services to the Company, primarily in connection with the preparation and review of documents associated with new loan closings in several of the Company’s markets.  During 2007, Dennis Wicker, a member of the Company’s Board of Directors, was a partner in this law firm.  The Company paid Helms, Mulliss & Wicker $8,888 in fees during 2007.  Mr. Wicker did not personally provide any of the services to the Company, and none of the fees paid to the law firm directly affected Mr. Wicker's compensation from the firm.  Mr. Wicker separated from this firm in 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System.  Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 2008. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2008, except that the filings for each of our non-employee directors who received stock option grants on June 1, 2008 were filed eight days late.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

Your directors and management recommend that the shareholders ratify the appointment of Elliott Davis, PLLC to serve as the independent auditors for the Company for the year ending December 31, 2009.  Elliott Davis, PLLC has audited the Company’s consolidated financial statements since 2005.  If the appointment of Elliott Davis, PLLC is not ratified by the shareholders, the Board of Directors will reconsider the appointment of auditors for the current fiscal year.

Representatives of Elliott Davis, PLLC are expected to be present at the annual meeting.  The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor, which was Elliott Davis, PLLC (“Elliott Davis”) for 2008, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting.  The Company’s Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors.  The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited financial statements as of and for the year ended December 31, 2008.  The Audit Committee has discussed with Elliott Davis the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management.  The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence.  In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2008	2007
Audit Fees	$325,100	317,160
Audit-Related Fees	16,000	15,000
Tax Fees	2,660	─
All Other Fees	─	─
Total Fees	$343,760	332,160

For 2007 and 2008, audit fees included fees for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of the interim consolidated financial statements and an additional internal control attestation.  In 2008, audit fees also included fees associated with the issuance of consents related to Securities and Exchange filings related to the Company’s dividend reinvestment plan and a stock option plan.  In 2007, audit fees also included fees associated with issuance of a consent and the review of a registration statement filed with the Securities and Exchange Commission related to a corporate acquisition.  Audit-related fees for 2007 and 2008 consisted of audits of the financial statements of two employee benefit plans sponsored by the Company.  The tax fees in 2008 related to consultation regarding the possible tax implications of selling a thrift charter assumed in a corporate acquisition.  Elliott Davis did not perform any services related to tax compliance or tax consulting for the year ended December 31, 2007.  All services performed by Elliott Davis in 2008 were pre-approved by the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE
 OF THE BOARD OF DIRECTORS:

Jack D. Briggs	Frederick L. Taylor II
David L. Burns	Virginia C. Thomasson – Chairman
Mary Clara Capel	Goldie H. Wallace
Thomas F. Phillips	John C. Willis

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of this proposal.  The board of directors recommends that shareholders vote “FOR” this proposal.  Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – “SAY-ON-PAY” PROPOSAL

As described above in the “Compensation Discussion and Analysis” section, the American Recovery and Reinvestment Act (Stimulus Act) requires that our shareholders be provided an opportunity to cast a separate non-binding advisory vote on the compensation paid to our senior executive officers, as described in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our senior executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say-on-Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the proxy statement provided to the shareholders of First Bancorp on or about April 8, 2009.”

 Because your vote is advisory, it will not be binding upon the Company.  However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that shareholders vote “FOR” this proposal.  Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

SHAREHOLDERS PROPOSALS FOR 2010 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2010 annual meeting consistent with the regulations of the Securities and Exchange Commission.  For proposals to be considered for inclusion in the proxy statement for the 2010 annual meeting, they must be received by the Company no later than December 2, 2009.  Such proposals should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.

The bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company.  Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting.  The presiding officer at such meeting has the authority to make such determinations.  To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the shareholders’ meeting.  The notice of any shareholder proposal must set forth the various information required under the bylaws.  The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder.  Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary of the Company at the Company’s address noted above.

DELIVERY OF PROXY STATEMENTS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement.  Additionally, some shareholders have consented to be excluded from the mailing of the proxy statement and annual report, and instead only be notified of the internet web address where they can access the proxy statement and annual report electronically.  The internet address where these documents can be accessed is www.cfpproxy.com/3958.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed or to shareholders who originally consented to only receive notice of internet availability.  Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508, e-mailing Ms. Hollers at ahollers@firstbancorp.com, or by calling 1-800-548-9377 and asking to speak to Anna Hollers.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact the Company as noted above to request that only a single copy of the proxy statement and annual report be mailed in the future.  Shareholders who prefer not to receive copies of the proxy statement and annual report, and instead to be notified of the internet address where the documents can be accessed can make that request by visiting www.cfpproxy.com/3958 and following the instructions.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other business to be presented for consideration or action at the annual meeting.  If other matters properly come before the annual meeting, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

By Order of the Board of Directors,

Anna G.  Hollers
Secretary
_____________________________
April 8, 2009

Directions to the
James H. Garner Conference Center
Location of the 2009
First Bancorp Annual Shareholders’ Meeting
Thursday, May 7, 2009 - 3:00 PM

First Bancorp
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerry L. Ocheltree and Anna G.  Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 13, 2009, at the annual meeting of shareholders to be held on May 7, 2009, or any adjournment or adjournments thereof.

1.
PROPOSAL to elect fifteen (15) nominees to the Board of Directors to serve until the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified.   The Board of Directors recommends a vote “FOR” all nominees.

☐	FOR the 15 nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for the 15 nominees below.

(Instruction:  To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below).

Jack D. Briggs	James C. Crawford, III	Frederick L. Taylor II
R. Walton Brown	James G. Hudson, Jr.	Virginia C. Thomasson
David L. Burns	Jerry L. Ocheltree	Goldie H. Wallace
John F. Burns	George R. Perkins, Jr.	Dennis A. Wicker
Mary Clara Capel	Thomas F. Phillips	John C. Willis

2.	PROPOSAL to ratify the appointment of Elliott Davis, PLLC, as the independent auditors of the Company for the current fiscal year.

☐  FOR     ☐  AGAINST     ☐  ABSTAIN

3.	PROPOSAL to consider and approve an advisory (non-binding) resolution on executive compensation (as more fully described in the accompanying proxy statement).

☐  FOR     ☐  AGAINST     ☐  ABSTAIN

4.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

5.	Do you plan to attend the May 7, 2009 annual meeting? ☐ YES ☐ NO

This proxy when properly executed will be voted as directed herein.   If no direction is made, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.   If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated ______________________, 2009

Signature

Signature (if jointly held)

(Please sign exactly as the name appears on this proxy.  If signing as attorney, administrator, executor, guardian, or trustee, please give title as such.   If a corporation, please sign in full corporate name by the President or other authorized officer.   If a partnership, please sign in partnership name by authorized person.)

Please mark, sign, date and return promptly in the envelope provided.   If you attend the meeting, you may withdraw your proxy and vote in person.  If you wish to vote by telephone or internet, please read the instructions below.

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1.  By Mail (traditional method); or
2.  By Telephone (using a Touch-Tone Phone); or
3.  By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.   Please note all votes cast via the telephone or Internet must be cast prior to 3:00 a.m., Eastern Daylight Time, on May 7, 2009.

Vote by Telephone	Vote by Internet
It’s fast, convenient and immediate!	It’s fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone: 1-866-287-9707	immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card	1. Read the accompanying Proxy Statement and Proxy Card
2. Call the toll-free number: 1-866-287-9707	2. Go to the website: https://www.proxyvotenow.com/fbnc
3. Enter the 9 digit Control Number located on your Proxy Card below.	3. Enter your 9 digit Control Number located on your Proxy Card below.
4. Follow the recorded instructions	4. Follow the instructions on the website.

Your vote is important! Call 1-866-287-9707 anytime	Your vote is important! Go to https://www.proxyvotenow.com/fbnc

It is not necessary to return your proxy card if you are voting by telephone or internet.
Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

For Telephone/Internet Voting:
Control Number
Control Number Provided Here